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                       [LETTERHEAD OF KPMG PEAT MARWICK]



                                                                      EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS


The Pension and Welfare Committee
CPC International Inc.
Savings/Retirement Plan for Salaried Employees:


We consent to incorporation by reference in the Registration Statements on Form S-8 (No. 2-48849, 2-92248 and 33-49847) of our report dated June 9, 1995 relating to the statements of net assets available for benefits of the CPC International Inc. Savings/Retirement Plan for Salaried Employees as of December 31, 1994 and 1993 and the related statements of changes in net assets available for benefits, and the related schedules for the years then ended which report appears in the December 31, 1994 Form 11-K of the CPC International Inc. Savings/Retirement Plan for Salaried Employees.


                                        KPMG Peat Marwick LLP

June 9, 1995